Exhibit   3.1

CERTIFICATE OF AMENDMENT

to the

RESTATED CERTIFICATE OF INCORPORATION

of

CUBIST PHARMACEUTICALS, INC.

(Pursuant to Sections 242 of the Delaware General Law)

It is hereby certified that:

1.                                       The name of the Corporation is Cubist Pharmaceuticals, Inc.

2.                                     Article Fourth of the Certificate of Incorporation of the Corporation is hereby amended to increase the total number of shares of Common Stock that the Corporation shall have authority to issue from 100,000,000 shares to 150,000,000 shares. Therefore, the total number of shares of all classes of capital stock that the corporation shall have authority to issue is 155,000,000, consisting solely of:

150,000,000                                    shares of common stock $.00l par value per share (“Common Stock”); and

5,000,000                                                shares of preferred stock, $.00l par value per share (“Preferred Stock”).

3.                                     The amendment of the Restated Certificate of Incorporation herein certified has been adopted by the stockholders of the Company pursuant to Section 242 of the General Corporation Law of the State of Delaware at the Annual Meeting of Stockholders of the Company held on June 7, 2007.

CUBIST PHARMACEUTICALS, INC.

Signed on June 7, 2007
	By:	/s/ David McGirr
Name: David McGirr
Title: Senior Vice President and Chief Financial Officer